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                                                                      EXHIBIT 11

                                BIO-PLEXUS, INC.
                STATEMENT RE COMPUTATION OF LOSS PER COMMON SHARE

                                                                         SIX MONTHS ENDED JUNE 30,
                                                                          1996             1995

Net loss                                                             $(5,667,000)       $(6,835,000)

Computation of weighted average common shares outstanding (1):
     Common Stock                                                      6,673,000          4,705,871
     Class A Common Stock                                                 20,000             20,000
                                                                     -----------        -----------
          Total pro forma weighted average                             6,693,000          4,725,871
                                                                     ===========        ===========

Net loss per common share                                            $     (0.85)       $     (1.45)
                                                                     ===========        ===========


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(1)    Common share equivalents (stock options and warrants) are excluded from the computation as their effect is anti-dilutive.